FOR IMMEDIATE RELEASE
CONTACT: MATTHEW V. CRAWFORD

PARK-OHIO INDUSTRIES, INC.
(216) 692-7200

Park-Ohio Prices $210 Million Senior Subordinated Note Issuance

Cleveland, Ohio, November 22, 2004. Park-Ohio Industries, Inc., a subsidiary of Park-Ohio Holdings Corp. (NASDAQ: PKOH), today announced that, on November 19, 2004, it agreed to sell $210 million of 8.375% senior subordinated notes due 2014 in an offering exempt from the registration requirements of the Securities Act of 1933. The Company intends to use the net proceeds from the offering to purchase or redeem its 91/4% senior subordinated notes due 2007. This transaction is expected to close on November 30, 2004, subject to customary closing conditions.

The notes to be offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.